EXHIBIT (g)(4)

May 27, 2014

State Street Bank and Trust Company

Josiah Quincy Building

200 Newport Avenue

North Quincy, Massachusetts 02171

Location Code: JQB5

Attention: Russell M. Donohoe

Re: MASTER CUSTODIAN AGREEMENT – NEW PORTFOLIOS

Ladies and Gentlemen:

Please be advised that the undersigned Funds have established new series of shares to be known as American Century Investment Trust – Short Duration Strategic Income Fund, American Century Investment Trust – Strategic Income Fund, and American Century International Bond Funds – Emerging Markets Debt Fund (the “New Portfolios”).

In accordance with Section 18.6, the Additional Portfolios provision, of the Master Custodian Agreement dated as of July 29, 2011 (the “Custodian Agreement”) by and among each Fund party thereto and State Street Bank and Trust Company, the undersigned Funds hereby request that your bank act as Custodian for the respective New Portfolios under the terms of the Custodian Agreement. In connection with such request, the undersigned Funds hereby confirm to you, as of the date hereof, their representations and warranties set forth in Section 18.7 of the Custodian Agreement. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Custodian Agreement.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Funds and retaining one for your records.

Sincerely,

American Century Investment Trust and American Century International Bond Funds on behalf of the New Portfolios.

By: /s/ C. Jean Wade

Name: C. Jean Wade

Title: Vice President, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By: /s/ Michael F. Rogers___

Name: Michael F. Rogers

Title:   Executive Vice President, Duly Authorized

Effective Date: July 24, 2014